EX-99.g.1

CUSTODIAL AND AGENCY SERVICES AGREEMENT

HORIZONS ETF TRUST

ETF GCSA

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT AS CUSTODIAN AND AGENT	2
3.	CUSTODY ACCOUNT PROCEDURES	2
4.	CASH ACCOUNT PROCEDURES	3
5.	AGENCY SERVICES: PORTFOLIO COMPOSITION	4
6.	AGENCY SERVICES: CREATION UNITS, SALES AND REDEMPTIONS	4
7.	INSTRUCTIONS	6
8.	PERFORMANCE BY CITI	7
9.	CORPORATE ACTIONS	8
10.	COMMUNICATIONS, RECORDS AND ACCESS	8
11.	TAX STATUS/WITHHOLDING TAXES	9
12.	LIEN AND SET OFF	9
13.	USE OF THIRD PARTIES	9
14.	SCOPE OF RESPONSIBILTIY	9
15.	INDEMNITY	11
16.	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES	12
17.	FEES AND EXPENSES	12
18.	CITIGROUP ORGANISATION INVOLVEMENT	12
19.	INFORMATION AND DATA PROTECTION	12
20.	ADVERTISING	13
21.	REPRESENTATIONS	13
22.	REPRESENTATIVE CAPACITY.	14
23.	TERMINATION	14
24.	GOVERNING LAW AND JURISDICTION	15
25	MISCELLANEOUS	15
SIGNATURES	17

Schedules:
•	Fee Schedule

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THIS CUSTODIAL AND AGENCY SERVICES AGREEMENT is made on February 24, 2014, by and between Horizons ETF Trust, a Statutory Trust organized under the laws of the State of Delaware, (the “Trust”) and Citibank, N.A. acting through its offices located in New York, New York (“Citi”).

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series (each, a “Fund,” and together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 25 below, the “Funds”);

WHEREAS, this Agreement shall apply to each Fund set forth on Appendix A hereto;

WHEREAS, the Trust will issue and redeem Shares of each Fund only in aggregations of Shares known as “Creation Units,” as more fully described in the currently effective prospectus and statement of additional information of the Trust and each Fund (collectively, the “Prospectus”);

WHEREAS, the Trust desires to appoint Citi as custodian of the assets of each Fund; and

WHEREAS, Citi is willing to accept such appointment on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.	DEFINITIONS AND INTERPRETATION

“Administrative Support Provider” means those persons utilized by Citi to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

“Authorized Participant” means each person authorized to purchase Shares in Creation Units as identified by the Trust.

“Authorized Person” means the Trust or any person (including any individual or entity) authorized by the Trust to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such person) in a notice reasonably acceptable to Citi.

“Cash” means all cash in the form of U.S. Dollars or equivalent received and held under the terms of this Agreement, unless Citi agrees in writing to receive and hold any other currency.

“Cash Values” means the value of Cash purchases and redemptions required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations by a Fund.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner.  For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Clearance System” means any clearing agency, settlement system, payments system, depository (including any entity, including but not limited to The Depository Trust Company (“DTC”) and the National Securities Clearing Corporation (“NSCC”), that acts as a system for the central handling of Securities in the country where it is incorporated or organized or that acts as a transnational system for the central handling of securities) used in connection with transactions relating to Shares or Securities and any nominee of the foregoing.

“Creation Units” means aggregations of Shares in each Fund as more fully described in the currently effective Prospectus.

“Fee Schedule” means the schedule referred to in Section 17 as annexed hereto.

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“Instructions" means any and all instructions (including approvals, consents and notices) received by Citi from, or reasonably believed by Citi to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Trust and Citi.  Instructions shall include information or directions from the Distributor appointed by the Trust, as described in Section 6 hereof.  References to the Trust in this Agreement in regard to any Instruction shall include any Authorized Person.

“Market Infrastructure” means public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services.  Market infrastructures are not delegates or agents of Citi.

“Portfolio Components” means the Securities Component together with the Cash Value required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of a Fund.

“Sub custodian” means those persons utilized by Citi for the safe-keeping, clearance and settlement of Securities.

“Securities” means any financial asset (other than Cash) from time to time held for the Trust under the terms of this Agreement; provided, however, unless otherwise agreed to in writing by Citi, Securities shall only consist of those U.S. equity securities eligible for transactions within the Continuous Net Settlement System of the National Securities Clearing Corporation and that are settled by delivery within The Depository Trust Company.

“Securities Component” means the Securities required delivered by or returned to an Authorized Participant in connection with the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of a Fund.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash, (ii) the transactions effected under this Agreement or (iii) the Trust; provided that “Taxes” does not include income or franchise taxes imposed on or measured by the net income of Citi or its agents.

2.	APPOINTMENT AS CUSTODIAN AND AGENT; ESTABLISHMENT OF ACCOUNTS

(A)
Appointment:  The Trust herby constitutes and appoints Citi as (i) custodian of Shares of any Fund received for delivery or redemption to or from any Authorized Participant as provided in Sections 5 and 6 hereof, (ii) custodian of Securities and Cash at any time owned by a Fund and delivered to Citi as custodian hereunder and (iii) agent to perform certain accounting, recordkeeping and other services relating to Shares and the Securities and cash owned by a Fund as provided in Sections 5 and 6 hereof.

(B)
Accounts.  The Trust authorizes Citi to establish on its books, pursuant to the terms of this Agreement, (i) a custody account or accounts (the “Custody Account”) on behalf of each Fund or other accounts or arrangements as required in connection with any Securities and (ii) a cash account or accounts (the “Cash Account”) with respect to each.  The Custody Account or other arrangement as appropriate will be deemed to be a custody account for the receipt, safekeeping and maintenance of Securities, the Cash Account will be a current account for Cash including collateral received pursuant to Sections 5 and 6 of this Agreement.

(C)
Acceptance of Securities and Cash.  Citi will determine in its reasonable discretion whether to accept (i) for custody in any Custody Account or otherwise as required to provide the custodial services specified in this Agreement, Securities of any kind and (ii) for deposit in the Cash Account or the Collateral Account, Cash in any currency.  Citi will promptly notify the Trust if Citi does not accept any Securities or Cash.

(D)
Payments and Deliveries.  The location of Citi is the sole place of payment of any obligation under this Agreement.  Citi is only obligated to make payment in respect of the Cash Account in the currency in which that Cash Account is denominated.

3.	CUSTODY ACCOUNT PROCEDURES

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(A)	Designation of Custody Account. The Custody Account will be in the name of the applicable Fund or such other name as the Trust may reasonably designate.

(B)
Credits to the Custody Account.  Citi is not obligated to credit Securities to the Custody Account or otherwise as required in connection with services under this Agreement before receipt of such Securities by final settlement as determined in accordance with the regulations of the relevant market.  If Citi makes a credit before such receipt, Citi may at any time reverse all or part of the credit and make an appropriate entry to the Custody Account or its other applicable records.

(C)
Debits to the Custody Account.  If Citi has received Instructions that would result in the delivery of Securities exceeding credits to the Custody Account for that Security, Citi may reject the Instructions or may decide which deliveries it will make as required by market authorities or practices.

(D)	Segregation.

(i)	Citi will identify on its records that that Shares and Securities do not belong to Citi and are segregated from Citi’s assets.

(ii)
Citi will hold Securities with a Sub custodian only in an account that holds exclusively assets held by Citi for its customers.  Citi will direct each Sub custodian to identify on its books that Securities are held for the account of Citi as custodian for its customers.  Citi will direct each Sub custodian to hold Securities in a Clearance System only in an account of the Sub custodian which holds exclusively assets held by the Sub custodian for its customers.

(iii)
Any Securities deposited by Citi with a Sub custodian will be subject only to the instructions of Citi, and any Securities held in a Clearance System for the account of a Sub custodian will be subject only to the instructions of the Sub custodian.  Any Securities held directly by Citi in any Clearance System will be held only in an account that holds exclusively assets held by Citi for its customers, to the extent permissible under applicable law and the rules of the Clearance System, and the account will be subject only to the instructions of Citi.

(iv)	Citi will require the Sub custodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Sub custodian.

(E)	Denomination of Securities. The Trust will bear the risk and expense associated with investing in Securities denominated in any currency.

(F)
Irrevocable Commitments; Related Charges.  In carrying out Instructions to clear and/or settle transactions under this Agreement Citi may incur irrevocable commitments to pay for or deliver Securities or Shares, and the Trust shall reimburse Citi in respect of irrevocable commitments and any costs or charges, including any cash collateral obligations, incurred by Citi to any person (including any Clearance System) in connection with effecting any Instructions. The Trust's reimbursement obligation shall arise as a current obligation under this Agreement when Citi incurs an irrevocable commitment, regardless of its maturity (including the payment by Citi of required costs or charges).

4.	CASH ACCOUNT PROCEDURES

(A)
Designation of Cash Account.  The Cash Account will be in the name of the Trust, the applicable Fund, or such other name as the Trust may reasonably designate and will be held by Citi as banker and not as fiduciary or trustee.

(B)
Credits and Debits to the Cash Account.  Citi may, but is not obligated to, make a credit or debit to the Cash Account before receipt by Citi of a corresponding and final payment in cleared funds.  If Citi makes a credit or debit before such receipt, Citi may at any time reverse all or part of the credit or debit (including any interest thereon), make an appropriate entry to the Cash Account, and if it reasonably so decides, require repayment of any amount corresponding to any debit.  No prior action or course of dealing by Citi with respect to settlement of any transactions will obligate Citi to make any credit or debit before receipt of Cash.

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(C)
Overdrafts in the Cash Account.  The Trust will ensure that it has sufficient immediately available funds in the Cash Account to settle any Shares or Securities received against payment for credit to the Custody Account or otherwise required to effect any Instruction, including as described in Section 3(F).  Citi may, but is not obligated to, make any debit to the Cash Account that might result in or increase an overdraft or exceed the immediately available funds credited to the Cash Account.  If the total amount of debits to the Cash Account at any time would otherwise result in any overdraft or exceed the immediately available funds credited to the Cash Account, Citi may decide which debits it will make (in whole or in part and in the order it selects) or may reject any settlement of any Shares or Securities or any Instruction.

(D)
Payments.  Any overdraft is payable on demand. The Trust will transfer to Citi on closure of the Cash Account and otherwise on demand from Citi sufficient immediately available funds to cover any overdraft on the Cash Account or any other extension of credit and any interest, fees and other amounts owed.  Citi may charge interest on any overdraft at the rate set forth on the Fee Schedule, as such rate may be changed from time to time by Citi in accordance with the terms of such Fee Schedule.

(E)
Foreign Currency Risks.  The Trust will bear the risk associated with Cash denominated in any currency.  Citi may make any currency conversion at the prevailing rate of exchange for the relevant currencies at the time of conversion as required to effect any Instruction.

5.         AGENCY SERVICES: PORTFOLIO COMPOSITION

(A)
Determination of Creation Deposit.  Subject to and in accordance with directions and information provided by the Trust’s sponsor (the “Sponsor”) and the Fund’s accountant (the “Fund Accountant”), in each case as identified by the Trust, the Trust’s policies, as adopted from time to time by the Board of Trustees of the Trust (the “Board”), and procedures set forth in the Prospectus, Citi will determine for each Fund after the end of each trading day on the New York Stock Exchange (the “NYSE”) the following information required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of a Fund on such date:

(i)
The identity and weighting of the Portfolio Components of a Creation Unit of such Fund for purposes of purchases in-kind and redemptions in-kind for standard and custom Creation Units. Identity and weighting of Portfolio Components for non-standard and negotiated Creation Units will be provided by the Sponsor by agreed upon deadlines.

(ii)	Determine Cash Values as instructed.

Citi will provide (or cause to be provided) the Portfolio Components as instructed according to the policies established by the Board, and as required will provide such information to the NSCC for dissemination prior to the opening of trading on the NYSE on each day that the NYSE is open.

(B)
Movements of Portfolio Components. In connection with purchases of Creation Units, Citi will monitor the receipt of the underlying Portfolio Components or the receipt of Cash as collateral in lieu of Securities pursuant to Instructions in accordance with Section 6 below, and will cause the delivery of Shares only upon confirmation that such Securities and/or Cash have settled in the applicable Custody Account or Cash Account.  The settlement of Shares shall be aligned with the settlement of the underlying Portfolio Components.

In connection with redemptions of Creation Units, Citi will monitor the receipt of Shares or collateral in lieu of Shares, and will release to the applicable Authorized Participant the underlying Portfolio Components pursuant to Instructions received in accordance with Section 6 of this Agreement.

6.         AGENCY SERVICES: CREATION UNITS, SALES AND REDEMPTIONS

(A)
Sale of Shares.  Citi will deposit into the Custody Account or Cash Account of the appropriate Fund, such payments (consisting of Securities and Cash, including Cash collateral) as are received from each Authorized Participant for purchase of Shares in Creation Units thereof issued or sold from time to time by a Fund.  The Trust’s distributor (“Distributor”) shall be the Trust’s Authorized Person for advising Citi each day as to the Creation Units purchased by an Authorized Participant.  Citi will provide timely notification to the Sponsor

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on behalf of each such Fund of any receipt by it of Portfolio Components as payments for Shares and instruct the Trust’s transfer agent (“Transfer Agent”) as to the issuance of new Shares in Creation Units in connection with such payments; and Citi will effect the transfer the Shares to the Authorized Participant through the NSCC or as otherwise required.

(B)
Repurchases or Redemptions of Shares.  From Securities and Cash held for a Fund as may be available for the purpose, Citi will deliver Portfolio Components, as required, for payment to Authorized Participants who have delivered to the Distributor proper instructions for the redemption or repurchase of Shares in Creation Unit aggregations, which will have been accepted by the Distributor.  The Distributor shall advise Citi each day as to the repurchase of Shares in Creation Units.  Citi will transfer the applicable Portfolio Components to the Authorized Participant and instruct the Transfer Agent as to the cancellation of the corresponding Shares in Creation Units of the applicable Fund.  Any cash redemption payment (less any applicable redemption transaction fee) due to the Authorized Participant on redemption will be effected through the NSCC, the DTC or through wire transfer (in the case of redemptions effected outside of the NSCC or the DTC).

The Trust understands and agrees that, in accordance with generally accepted settlement practices and customs in certain jurisdictions or markets in which Securities may be held, Citi may deliver Securities prior to the receipt of Shares of a Fund the redemption for which such Securities were being delivered.  Any loss resulting from such “free” delivery of Securities will be at the risk of the Trust without regard to whether any Instructions were for other delivery or receipt.

(C)
Acceptance of Collateral in Lieu of Portfolio Components or Shares.  Citi shall accept Cash collateral in lieu of (i) any Securities required to be delivered by an Authorized Participant in connection with a sale of Shares pursuant to Section 6(A) of this Agreement or (ii) Shares in Creation Units required to be delivered by an Authorized Participant in connection with a repurchase or redemption of any such Creation Unit pursuant to Section 6(B) of this Agreement.  The parties hereto acknowledge and agree that if a Fund participates the in Continuous Net Settlement System of the NSCC (“CNS”) then Citi shall have no responsibility for (i) calculating the amount of Cash collateral required to be delivered by any Authorized Participant or (ii) contacting such Authorized Participant to request the posting of any Cash collateral; and to the extent Cash as collateral is required, such collateral shall be delivered by the Authorized Participant to Citi as a CNS money movement.

If any requisite Cash as collateral has not been received by Citi prior to 2:00 p.m. (Eastern Time) on the Settlement Date for the Shares being purchased (or Redemption Date for the Shares being redeemed), Citi will not be required to release the newly created Shares (or Portfolio Components underlying newly redeemed Shares); provided, however, that Citi shall make a good faith effort to release Shares or Portfolio Components where collateral is received after such time.

(D)
Calculation of Collateral Amount.  If a Fund participates in CNS (a “CNS Fund”), then the amount of Cash collateral, if any, required to be posted by each Authorized Participant with respect to such Fund (the “Required Collateral Amount”) shall be determined solely by NSCC.  For each Fund that does not participate in CNS (each a “Non-CNS Fund”), on a daily basis, Citi will (i) calculate the amount of Cash as collateral, if any, required to be delivered by each Authorized Participant and (ii) contact each Authorized Participant, as applicable, and request the Authorized Participant post collateral equal to the Required Collateral Amount (defined below).  All fund transfers shall be made by Fed wire.  The Required Collateral Amount varies based on the portion of Securities or Shares delivered to an Account by the Authorized Participant in connection with its purchase or redemption of Shares, as applicable, as of the relevant calculation date.  The shortfall between the value of Securities delivered to the applicable Account and the value of the Securities Component of a Creation Unit (the “Total Basket Value”) is referred to as the “Deficiency Amount”.

In connection with the purchase of Shares in any Non-CNS Fund by an Authorized Participant, the Required Collateral Amount shall be determined as follows:  on any date, if the Deficiency Amount is 1/3 or less of the Total Basket Value, the Required Collateral Amount is 115% of the Deficiency Amount.  If the Deficiency amount is more than 1/3 of the Total Basket Value, then the Required Collateral Amount is 115% of the Total Basket Value.  In connection with the redemption of Shares by an authorized Participant, the Required Collateral Amount shall be equal to 115% of the value of the total number of Shares underlying the applicable redemption order for each Creation Unit based on the trade date NAV of such Shares.

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(E)	Collateral Calls; Return of Collateral; Buy-Ins.

(i)
Collateral Calls for CNS Funds.  NSCC shall contact the applicable Authorized Participant and request the Authorized Participant to post additional collateral on any business day when the collateral posted is less than the Required Collateral Amount.  Any call for additional collateral by NSCC shall be in NSCC’s sole discretion.  Citi will not be required to call for additional collateral.  The Authorize Participant must post 100% of such additional collateral to the relevant Account by CNS money movement.  Citi will verify that the correct amount of additional collateral was timely received.

(ii)
Collateral Calls for Non-CNS Funds.  Citi shall contact the applicable Authorized Participant and request the Authorized Participant to post additional collateral on any business day when the collateral posted is less than the Required Collateral Amount.  Notwithstanding this, Citi will not be required to call for additional collateral and the Authorized Participant will not be required to post additional collateral unless the difference between the collateral posted and the Required Collateral Amount is at least 10% of the Required Collateral Amount on such date (the “Minimum Transfer Amount”); provided, that the Minimum Transfer Amount may be changed from time to time by mutual written consent of the parties.  The Authorize Participant must post 100% of such additional collateral plus any applicable wire fee charged by Citi to the Authorized Participant to the extent that such shortfall was greater than or equal to the Minimum Transfer Amount.  Citi will verify that the correct amount of additional collateral was timely received.  Citi will copy the Sponsor on all collateral calls made to the Authorized Participant.

(iii)
Return of Collateral for CNS Funds.  As Securities or Shares, as applicable, are delivered to Citi and the Deficiency Amount is reduced, NSCC will, in accordance with its practices and procedures, cause the Fund to return excess collateral to the Authorized Participant.  Upon delivery of all required Securities or Shares, as applicable, to Citi by the Authorized Participant (either as a result of a buy-in or as a result of delivery by the Authorized Participant), NCSS shall cause the Fund to return all remaining collateral to the Authorized Participant.  Citi shall pay interest on collateral at a rate mutually agreed upon between Citi and the Fund.  Interest accrued on any collateral will be paid to the applicable Authorized Participant on the 10th business day of month following the month in which interest was accrued.

(iv)
Return of Collateral for Non-CNS Funds.  As Securities or Shares, as applicable, are delivered to Citi and the Deficiency Amount is reduced, Citi will, as promptly as practicable, cause the Fund to return excess collateral to the Authorized Participant, less any applicable wire fee charged by Citi to the Authorized Participant, to the extent that the excess collateral is greater than or equal to the Minimum Transfer Amount (at least 10% of the Required Collateral Amount on such date, or such other percentage as may have been agreed to by mutual written consent of the parties).  Upon delivery of all required Securities or Shares, as applicable, to Citi by the Authorized Participant (either as a result of a buy-in or as a result of delivery by the Authorized Participant), Citi shall return all remaining collateral to the Authorized Participant.  Citi shall pay interest on collateral at a rate mutually agreed upon between Citi and the Fund.  Interest accrued on any collateral will be paid to the applicable Authorized Participant on the 10th business day of month following the month in which interest was accrued.

(v)
Buy-In.  At any time the Sponsor may give Citi an Instruction to pay or transfer any collateral including for settlement of any Securities or Shares purchased by the Fund as a buy-in of any Securities or Shares not delivered by an Authorized Participant.  Citi shall have no responsibility for determining if the Sponsor is authorized to effect any payment or transfer of collateral.

7.	INSTRUCTIONS

(A)	Instructions may be transmitted through any electronic medium or system or manually as agreed between the Trust and Citi.

(B)
The Trust and Citi will comply with applicable security procedures designed to verify the origination of Instructions (the “Procedures”).  Citi’s sole obligation will be to comply with what is contained in the Procedures to establish the identity or authority of any Authorized Person to send any Instruction. Citi is not

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responsible for errors or omissions made by the Trust or resulting from fraud or the duplication of any Instruction by the Trust, and Citi may act on any Instruction by reference to an account number only, even if any account name is provided.  Citi may act on an Instruction if it reasonably believes it contains sufficient information.

(C)	Citi may decide not to act on an Instruction where it reasonably doubts its contents, authorization, origination or compliance with any Procedures and will promptly notify the Trust of its decision.

(D)
If Citi acts on any Instruction requiring manual processing  (including facsimile or telephone), and, if Citi complies with the Procedures, then the Trust will be responsible for any loss or damage suffered by the Trust or Citi in connection with that Instruction.  The Trust expressly acknowledges that the Trust is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(E)
Citi may rely on the authority of each Authorized Person until Citi has received notice acceptable to it of any change from the Trust or any other Authorized Person and Citi has had a reasonable time to act (after which time it may rely on the change).

(F)
Citi is obligated to act on Instructions only to the extent they are received prior to applicable cut-off times on banking days when Citi and the applicable financial markets are open for business.   Instructions are to be given in the English language unless Citi otherwise specifies or English is not appropriate in regard to any agreed electronic method for sending Instructions.

(G)
In some securities markets, securities deliveries and payments therefore may not be or are not customarily made simultaneously.  Accordingly, notwithstanding the Trust’s Instruction to deliver Securities against payment or to pay for Securities against delivery, Citi may make or accept payment for or delivery of securities at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

(H)	Without additional Instruction, Citi may act on Instructions generated by itself in accordance with its obligations as agency services provider as provided in Sections 5 and 6 of this Agreement.

8.	PERFORMANCE BY CITI

(A)	Custodial Duties Requiring Instructions. Citi will carry out the following actions only upon receipt of Instructions:

(i)	make payment for and/or receive any Shares or Securities or deliver or dispose of any Shares or Securities, except as otherwise specifically provided for in this Agreement;

(ii)	deal with rights, conversions, options, warrants and other similar interests or any other discretionary right in connection with Securities; and

(iii)
carry out any action affecting  Shares, Securities or Cash or the Custody Account, Cash Account or other applicable record in regard to Shares other than those specified in Section 8(B) below, but in each instance subject to the agreement of Citi.

(B)
Non-Discretionary Custodial Duties.  Absent a contrary Instruction, Citi is authorized to carry out non-discretionary matters in connection with anything provided in this Agreement or any Instruction.  Without limiting the authority of Citi with regard to non-discretionary matters, without further Instructions, Citi will:

(i)
in the Trust’s name or on its behalf, sign any documents relating to Shares or Securities which may be required (i) pursuant to an Instruction to obtain any Shares, Securities or Cash or (ii) by any tax or regulatory authority;

(ii)	receive and/or credit income, payments and distributions in respect of Shares or Securities;

(iii)	exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates; and

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(iv)	make any payment by debiting the Cash Account or any other designated account of the Trust with Citi as required to effect any Instruction.

9.	CORPORATE ACTIONS.

(A)
Notices.  Citi will notify the Trust of, or make available to the Trust, any notices, circulars, reports and announcements which Citi has received, in the course of acting in the capacity of custodian, concerning Securities held on the Trust’s behalf that require discretionary action.

(B)
Third Party Information.  Citi is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material not prepared by Citi or made available through any electronic means.

(C)	No Action Without Instructions. If the Trust does not provide Citi with timely Instructions with respect to any discretionary action, Citi will not take any action in relation to that action.

(D)
Shareholders Voting.  Citi’s only obligation in regard to any matter where the Trust may exercise shareholder voting rights will be to provide shareholder voting services as specified in a separate proxy services letter between Citi and the Trust.

10.	COMMUNICATIONS, RECORDS AND ACCESS

(A)
Communications and Statements.  Communications, notices and announcements by Citi and statements with regard to the Custody Account, or other records with regard to Shares, and the Cash Account may be made available by electronic form and not in hard copy.  The Trust will notify Citi promptly in writing of anything incorrect in a statement or advice and in any case writing sixty (60) days from the date on which the statement or advice is sent or made available to the Trust.

(B)
Price Information.  Unless otherwise agreed in writing, Citi may, but is not obligated to, provide information on statements or reports showing pricing or values for Securities held by Citi for the Trust.  Unless otherwise agreed in this Agreement or in writing by Citi, Citi has no responsibility to independently verify any such prices or similar data, and Citi has no obligation for the availability or accuracy of any price or similar data specified on any statement or report.

(C)
Securities Held Elsewhere.  Securities indicated on any statement or report as “held elsewhere” and securities that are on loan or not held in the name of Citi are not held by Citi as custodial agent under this Agreement unless Citi verifies in writing that the Securities are held by a Sub custodian or other securities intermediary in an account on behalf of Citi subject to instructions only from Citi.  Citi will not be responsible for Instructions, proxy services, corporate actions or other obligations under this Agreement with regard to such Securities.

(D)
Access to Records.  Citi will allow the Trust and its independent public accountants, agents or regulators reasonable access to the records of Citi relating to Shares, Securities or Cash as is required by the Trust in connection with an examination of the books and records pertaining to the affairs of the Trust and will seek to obtain such access from each sub custodian and Clearance System.

(E)
Records.  The Trust shall furnish or cause to be furnished accurate and timely information needed by Citi to complete its records and to perform its services under this Agreement when such information is not readily available from its own records or accounts or when such information is not readily available from generally accepted securities industry services or publications.  Citi may rely conclusively on the completeness and correctness of such accounts, information and records.  Citi shall have no responsibility for any information furnished by the Transfer Agent, the Sponsor, the Distributor or the Trust as required in connection with the performance of Citi’s services as described in Sections 5 and 6 of this Agreement.

Citi acknowledges that all of the accounts and records maintained by Citi pursuant hereto are the property of the Trust.

11.         TAX STATUS/WITHHOLDING TAXES

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(A)
Information.  The Trust will provide Citi, from time to time and in a timely manner, with information and proof (copies or originals) as Citi reasonably requests, as to the Trust’s and/or the underlying beneficial owner’s tax status or residence.  Information and proof may include, as appropriate, executing certificates, making representations and warranties, or providing other information or documents in respect of Securities, as Citi deems necessary or proper to fulfill obligations under applicable law.

(B)
Payment.  If any Taxes become payable with respect to any payment to be made to the Trust, such Taxes will be payable by the Trust. Citi may withhold the Taxes from such payment or debit any amount available in the Cash Account and apply such Cash in satisfaction of such Taxes.  If any Taxes become payable with respect to any prior payment made to the Trust by Citi, Citi may debit any Cash Account in satisfaction of such prior Taxes.  The Trust will remain liable for any deficiency.

(B)
Tax Relief.  In the event the Trust requests that Citi provide tax relief services and Citi agrees to provide such services, Citi will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided the Trust provides to Citi such documentation and information as to it or its underlying beneficial owner Trusts as is necessary to secure such tax relief.  However, in no event will Citi be responsible, or liable, for any Taxes resulting from the inability to secure tax relief, or for the failure of any Trust or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

12.	LIEN AND SET OFF

(A)
Lien.  In addition to any other remedies available under applicable law, Citi will have, and the Trust hereby grants, a continuing general lien on all Securities or Cash held by or subject to the control of Citi until the satisfaction of liabilities arising under this Agreement of the Trust to Citi in respect to any fees and expenses or credit exposures incurred in the performance of services under this Agreement.  Notwithstanding anything else in this Section 12(A), the Securities or Cash held with respect to any Fund shall only be used to satisfy any obligations of the Trust to Citi with regard to that Fund and shall not be used to satisfy any obligation of the Trust to Citi in connection with any other Fund.

(B)
Set Off.  To the extent permitted by applicable law and in addition to any other remedies available to Citi under applicable law, Citi may, after prior reasonable notice to the Trust, set off any payment obligation owed to it by the Trust in connection with all liabilities arising under this Agreement with regard to any Fund against any payment obligation owed by it to the Trust under this Agreement with regard to that Fund regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion necessary).

13.	USE OF THIRD PARTIES

(A)
General Authority.  Citi is hereby authorized to appoint Sub custodians and Administrative Support Poviders as its delegates to perform any of the duties of Citi under this Agreement.  Citi and each Sub custodian is hereby authorized to use or participate in Market Infrastructures and, as required by law, regulation or best market practice, Clearance Systems in performing the duties of Citi or any duties delegated to any Sub custodian.

(B)	Selection. Citi will use reasonable care in the selection and continued appointment of Sub custodians and Administrative Support Providers.

14.	SCOPE OF RESPONSIBILITY

(A)
Standard of Care.  Citi will perform its obligations with reasonable care as determined in accordance with the standards and practices of professional custodians or agency services providers for hire in the market or jurisdiction in which Citi performs services under this Agreement. Citi will cause each Sub custodian and Administrative Support Provider to perform with reasonable care as determined in accordance with the standards and practices of professional custodians or similar services provides, as applicable, in the market or

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jurisdiction in which the Sub custodian or Administrative Support Provider performs services for Citi in connection with this Agreement and any Shares, Securities or Cash.

(B)	Responsibility for Losses.

(i)
Direct Damages.  Citi will be liable for the Trust’s direct damages resulting from the negligence, willful default or fraud of Citi or any Sub custodian, Administrative Support Provider or their nominee.  Citi will not be liable for any damages or losses by reason only of the liquidation or insolvency of any Sub custodian or Administrative Support Provider.

(ii)
Stop Loss.  The Trust will promptly notify Citi of any loss known to the Trust which it believes was caused by Citi or any Sub Custodian or Administrative Support Provider.  Absent such notification, Citi’s liability for any loss in regard to such discrepancy or errors will not accrue beyond the date the Trust should have provided such notice.

(C)	Limitations on Citi’s Responsibility.

(i)
General.  Citi is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any Instruction given in accordance with this Agreement.  Citi will have no implied duties or obligations and the provision of services under this Agreement does not constitute Citi a trustee or fiduciary with respect to any Shares, Securities or Cash.  Citi has no duty or responsibility to determine that any Instruction is for the payment or delivery of Securities or Cash from or to the correct Custody Account or Cash Account.  Citi has no responsibility or liability whatsoever for or on account of Shares, Securities or Cash not delivered to it.

(ii)
Sole Obligations of Citi.  The Trust understands and agrees that (i) the obligations and duties of Citi will be performed only by Citi and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of Citi) and (ii) the rights of the Trust with respect to Citi extend only to Citi and, except as provided by law, do not extend to any other member of the Citigroup Organization.

(iii)
No Liability for Third Parties.  Except as provided in this Agreement with regard to Sub custodians and Administrative Support Providers, Citi is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Clearance System, Market Infrastructure, broker, counterparty or issuer of Securities.  Clearance Systems are not delegates or agents of Citi, and Citi has no responsibility for selection or appointment of any Clearance System or Market Infrastructure

(iv)
Performance Subject to Laws.  The Trust understands and agrees that Citi’s performance of this Agreement is subject to the relevant local laws (including governmental acts, regulations, decrees, orders and treaties) and the rules, operating procedures and practices of any relevant stock exchange, Clearance System, or market where or through which Instructions are to be carried out and to which Citi (directly or indirectly) is subject and as exist in the country in which any Shares, Securities or Cash are held.  Shares or Securities deposited with Clearance Systems hereunder will be subject to the laws, rules, and statements of principle and practices of such Clearance Systems.  Citi will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Cash Account) if such performance by Citi, any Sub custodian or any Administrative Support Provider would result in Citi, any Sub custodian or any Administrative Support Provider being in breach of any law, regulation or other requirement of any governmental or other authority in accordance with which it is required to act.  Citi may take and instruct any delegate to take any action which it considers appropriate so as to comply with any applicable law, regulation, request from any public or regulatory authority or any of its policies which relate to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial or other services to sanctioned persons or entities.  In certain circumstances such action may delay or prevent the processing of Instructions, the settlement of transactions or the performance of obligations under this Agreement. The laws and market practice applicable in many jurisdictions are subject to regular change, and Citi will only be obligated to bring to the Trust’s attention those changes which affect Citi’s performance of this Agreement which are of a fundamental nature.

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(v)
Prevention of Performance.  Citi will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Cash Account) if such performance by Citi, any Sub custodian or any Administrative Support Provider is prevented, hindered or delayed by a Force Majeure Event, in such case its obligations will be suspended for so long as the Force Majeure Event continues.  “Force Majeure Event” means any event due to any cause beyond the reasonable control of Citi, any Sub custodian or any Administrative Support Provider, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of communications system, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government.  Upon the occurrence of any Force Majeure Event, Citi will inform the Trust and will use its reasonable efforts to mitigate any losses that the Trust may suffer as a result thereof.  For the avoidance of doubt, Citi confirms that it maintains and regularly tests disaster recovery plans and contingency back-up services.

(vi)
Trust’s Reporting Obligations.  The Trust will be solely responsible for all filings, tax returns and reports on any transactions in respect of Shares, Securities or Cash or relating to Shares, Securities or Cash as may be required by any relevant authority, whether governmental or otherwise.  The Trust is responsible for compliance with all applicable limitations or qualifications in regard to the Trust’s investment in any Securities in any country or jurisdiction.

(vii)
Validity of Securities.  Citi will exercise reasonable care in receiving Shares or Securities but does not warrant or guarantee the form, authenticity, value, transferability or validity of any Shares or Security received or held by Citi.  Citi also does not guarantee the validity of the issue of any Shares or of Securities received for a Fund, the legality of the transactions thereof or the propriety of the price incurred therefore; the legality of any sale of any Shares or Securities by or for a Fund or the propriety of the amount for which the same are sold; the legality of an issue or sale of any Shares or the sufficiency of the amount to be received therefore; the legality of the repurchase of any Shares or the propriety of the amount to be paid therefore; the legality of the declaration of any dividend by a Fund or the legality of the distribution of any Securities as payment in kind of such dividend; and any property or moneys of a Fund unless and until received by it, and any such property or moneys delivered or paid by it pursuant to the terms hereof.  If Citi becomes aware of any defect in title or forgery of any Security, Citi shall promptly notify the Trust.

(viii)
Capacity of Custodian.  Citi is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Trust, and Citi’s duty is solely to act as a custodian or agency services provider in accordance with the terms of this Agreement.  For the avoidance of doubt, the parties hereby agree that Citi is not an agent of or a trustee for any customer of the Trust, and in no circumstances will any customer of the Trust have any direct rights against Citi with regard to this Agreement and consequently any matter in respect of a customer of the Trust will be dealt with only between the Trust and Citi.

15.	INDEMNITY

(A)
Indemnity to Citi.  The Trust agrees to indemnify Citi (including without limitation each and any of its respective officers, directors, employees, and representatives) for, and to defend and hold Citi harmless from, all losses, costs, damages and expenses (including reasonable legal fees incurred by Citi or such person in any action or proceeding between Citi and the Trust or between Citi and any third party arising from or in connection with the performance of this Agreement) (each referred to as a “Loss”), imposed on, incurred by, or asserted against Citi in connection with or arising out of  this Agreement, except any Loss resulting from the negligence or fraud of Citi or any Sub custodian or Administrative Support Provider or any of their nominees.

(B)
Trust’s Direct Liability. The disclosure by the Trust to Citi that the Trust has entered into this Agreement as the agent or representative of another person will not relieve the Trust of any of its obligations under this Agreement.

(C)
Indemnity to the Client. Citi agrees to indemnify the Trust (including without limitation each and any of its respective officers, directors, employees, and representatives) for, and to defend and hold the Trust harmless from, all losses, costs, damages and expenses (including reasonable legal fees incurred by the Trust or such person in any action or proceeding between the Trust and Citi or between the Trust and any third party arising from or in connection with the performance of this Agreement) (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Trust in connection with or arising out of this Agreement, except any Loss that is payable to Citi or any other person as specified in Section 15(A) of this Agreement; provided, however, the liability of Citi for any Loss will not exceed the payment of Direct Damages as provided in Section 14(B)(i) of this Agreement except for reasonable legal fees as specified in this Section 15(C).

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16.	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

17.	FEES AND EXPENSES

The Trust agrees to pay all fees, charges and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule, which may be changed from time to time by Citi upon mutual agreement of the parties, together with any other amounts payable to Citi under this Agreement.  Citi may debit the Cash Account to pay any such fees, charges and obligations.

18.	CITIGROUP ORGANIZATION INVOLVEMENT

The Trust agrees and understands that any member of the Citigroup Organization can engage as principal or otherwise in any transaction effected by the Trust or by any person for its account and benefit, or by or on behalf of any counterparty or issuer.  Citi is entitled to effect any transaction by or with itself or any member of the Citigroup Organization and to pay or keep any fee, commissions or compensation as specified in the Trust’s Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.

19.	INFORMATION AND DATA PROTECTION

Citi will treat information related to the Trust as confidential but, unless prohibited by law, the Trust, on behalf of itself and on behalf of its employees, contractors and customers, authorizes the transfer or disclosure of any information relating to the Trust to and between the branches, subsidiaries, representative offices, affiliates and agents of Citi and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of services to the Trust (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information as required by any law, court, regulator or legal process.

The Trust will treat the terms of this Agreement, including any Fee Schedule, as confidential to the extent permitted by applicable law.

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Without the written approval of Citi, the Trust will not use the name, trade mark or service mark of Citi or describe the services contemplated under or the terms or conditions of this Agreement in any communication or document intended for distribution to any customer or investor in connection with the offering or sale by the Trust of Shares, products or services (an “Offering Document”); nor will the Trust amend any such references to Citi or the terms or conditions of this Agreement in any Offering Document that has been previously approved by Citi without Citi’s written approval.  Citi will not unreasonably withhold, condition or delay any of the foregoing requested approvals, provided that the Trust include, upon request by Citi, reasonable notices describing those terms of this Agreement relating to Citi and its liability and the limitations thereon.   To the extent Citi distributes notices or statements to customers, Citi may, upon advance notice to the Trust, include reasonable notices describing those terms of this Agreement relating to Citi and its liability and the limitations thereon; if customer notices are not sent by Citi but rather by the Trust or some other person, the Trust will reasonably cooperate with any request by Citi to include such notices.  The Trust shall not, in any communications with customers, whether oral or written, make any representations to its customers stating or implying that Citi is providing valuations with respect to Shares, Securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with Shares, Securities, products or services.

20.	ADVERTISING

Neither the Trust nor Citi will display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Trust display that of Citigroup, Inc. or any subsidiary of Citigroup, Inc. without prior written approval from Citigroup, Inc. or the subsidiary concerned.  The Trust will not advertise or promote any service provided by Citi without Citi’s prior written consent.  Provided, however, the Trust may identify Citi as custodian and agency services provider as provided in this Agreement as permitted in Section 19 of this Agreement or as otherwise required by the Trust under applicable law.

21.	REPRESENTATIONS

(A)	General. The Trust and Citi each represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly Authorized and signed and is its legal, valid and binding obligation;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)
Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Trust. The Trust also represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)
It has authority to deposit the Securities received in the Custody Account and the Cash in the Cash Account and there is no claim or encumbrance that adversely affects any delivery of Securities or payment of Cash made in accordance with this Agreement;

(ii)
Where it acts as an agent on behalf of any of its own customers, whether or not expressly identified to Citi from time to time, any such customers will not be customers or indirect customers of Citi; and

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(iii)	It has not relied on any oral or written representation made by Citi or any person on its behalf.

(iv)	It has received from the Securities and Exchange Commission an order to operate as an exchange traded fund.

(v)	It is duly authorized to issue the Shares.

22.	REPRESENTATIVE CAPACITY

(A)
Non-Recourse.  A copy of the declaration of trust or other organizational document of the Trust and/or each Fund is on file with the appropriate authority, which has been provided by the Trust to Citi, and Citi acknowledges and agrees that this Agreement is not executed on behalf of the trustees of the Trust as individuals, and the obligations of this Agreement are not binding on any of the trustees, officers, shareholders of the Trust individually, but are binding only upon the assets and property of each Fund with respect to its Shares, Securities and Cash.

(B)
Several Obligations.  With respect to any obligations of the Trust with respect to a Fund arising out of this Agreement, Citi shall look for payment or satisfaction of any obligation solely to the Shares, Securities, Cash or other assets of the Fund to which such obligation relates as though each Fund has separately contracted with Citi by separate written instrument with respect to its assets and transactions.

23.	TERMINATION

(A)
Term.  This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”).  Thereafter, unless otherwise terminated pursuant to Section 23(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)
Date of Termination.  Any party may terminate this Agreement in whole or as between itself and the other parties hereto by giving the other parties hereto written notice not less than ninety (90) days’ prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).  Termination with respect to any Fund shall be effected by Citi and the Trust agreeing to an amended Appendix A deleting such Fund.  Termination of this Agreement with respect to any Fund shall not terminate this Agreement with respect to any other Fund.

(C)
Termination-related Obligations.  If the Client has terminated this Agreement without cause during the Initial Term (other than pursuant to a notice of non-renewal properly delivered in accordance with Section 23(B) of this Agreement), the Client will pay Citi as liquidated damages for such default, an amount equal to the balance that would be due Citi for its services under this Agreement during the balance of the Initial Term or Rollover Period, as applicable, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”); provided, however, that if the Client closes all of the Funds subject to this Agreement such Liquidated Damages shall be an amount equal to the balance that would be due Citi for its services under this Agreement during the lesser of (x) the balance of the Initial Term or Rollover Period, as applicable, or (y) twelve (12) months.  In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Citi pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial.  Any liquidated damages amount payable to Citi will be payable on or before the date of the event that triggers the payment obligation.  Inasmuch as a default by Client will cause substantial damages to Citi and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Citi and that this sum is agreed to as liquidated damages and not as a penalty.

(C)
Effect on Property.  Citi will deliver Shares, Securities and Cash as Instructed by the Trust.  If by the termination date the Trust has not given Instructions to deliver any Shares, Securities or Cash, Citi will

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continue to safekeep such Shares, Securities and/or Cash until the Trust provides Instructions to effect a free delivery of such.  However, Citi will provide no other services as regard to any such Shares or Securities except to collect and hold any cash distributions. Citi will be entitled to charge the Trust standard fees for Shares, Securities or Cash retained in safekeeping after termination of this Agreement.  Notwithstanding termination of this Agreement or any Instruction, Citi may retain sufficient Shares, Securities or Cash to close out or complete any transaction that Citi will be required to settle on the Trust’s behalf.

(D)	Surviving Terms. The rights and obligations contained in Sections 11, 12, 13, 14, 15, 19, 22, 23 and 24 of this Agreement will survive the termination of this Agreement.

24.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York

(B)
Jurisdiction.  The federal and State courts located in New York Country in the State of New York will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)
Venue.  Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 24 hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

25.	MISCELLANEOUS

(A)
Entire Agreement; Amendments.  This Agreement consists exclusively of this document together with any schedules.  Citi may notify the Trust of terms which are applicable to the provision of services in the location of a particular office and such terms will be contained in a schedule and will supplement this Agreement in relation to that office.  In case of inconsistency with the rest of this Agreement, such terms will prevail in relation to that office.

Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Trust and Citi.

Additional Funds may be added to this Agreement by execution and delivery to the Custodian by the Client of an amended Appendix A, and the execution of such amended Appendix A by the Custodian, in which case such amendment shall take effect immediately upon execution by the Custodian; unless otherwise agreed by the Custodian and the Client in writing.

(B)
Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)
Waiver of Rights.  No failure or delay of the Trust or Citi in exercising any right or remedy under this Agreement will constitute a waiver of that right.  Any waiver of any right will be limited to the specific instance.  The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Trust or Citi may have under applicable law.

(D)
Recordings.  The Trust and Citi consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)
Further Information.  The Trust agrees to execute further documents and provide materials and information as may be reasonably requested by Citi to enable it to perform its duties and obligations under this Agreement.

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(F)           Assignment.  No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that Citi may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Trust.

(G)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(H)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A.                                                                                                            HORIZON ETF TRUST

By: /s/ Emma Harkness                                                       By: /s/ Robert Shea

Name: Emma Harkness                                                        Name: Robert Shea

Title: Vice President                                                       Title: Trustee

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